                                                                   EXHIBIT 11.1

                            A-FEM MEDICAL CORPORATION
                       CALCULATIONS OF NET LOSS PER SHARE


                                          FOR THE THREE MONTHS                FOR THE SIX MONTHS
                                             ENDED JUNE 30                          JUNE 30,
                                       -----------------------------      ----------------------------------
                                            1999           1998                 1999               1998
                                       ------------    -------------      ---------------    ---------------
Actual weighted average
shares outstanding                        9,498,249       13,698,454            9,485,135         13,596,713

Dilutive common stock, options
  and warrants using the
  treasury stock method(1)                       --               --                   --                 --
                                       ------------    -------------      ---------------    ---------------

Total shares used in per
  share calculations                      9,498,249       13,698,454            9,485,135         13,596,713

Net loss                               $   (653,246)     $  (910,285)       $  (1,349,361)     $  (2,119,492)

Net loss per share                     $      (0.07)     $     (0.07)       $       (0.14)     $       (0.16)

(1) Preferred stock, warrants and options outstanding are not included, as the effect would be anti-dilutive.